QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.9

Metabasis Therapeutics, Inc.
9390 Towne Centre Drive
San Diego, CA 92121

October 18, 2001

DLJ Capital Corp.
Donaldson, Lufkin & Jenrette Securities Corporation
Sprout Entrepreneurs Fund, L.P.
Sprout Capital IX, L.P.
c/o Sprout Group
3000 Sand Hill Road
Building 3, Suite 170
Menlo Park, California 94025
Attention: Kathleen LaPorte

  Re:    Series D Preferred Stock Investment

Ladies and Gentlemen:

        This letter is in reference to (i) the Series D Preferred Stock Purchase Agreement (the "Purchase Agreement"), (ii) the Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement"), (iii) the Amended and Restated Co-Sale Agreement (the "Co-Sale Agreement") and (iv) the Stock Purchase Warrant (the "Warrant" and, collectively with the Purchase Agreement, the Investors' Rights Agreement and the Co-Sale Agreement, the "Transaction Documents"), in each case entered into on the date hereof by and among Metabasis Therapeutics, Inc. ("Metabasis"), each of the undersigned investors (the "Investors"), and certain other purchasers of Series D Preferred Stock and/or existing stockholders of Metabasis. Capitalized terms used herein without definition have the meanings given to them in the Purchase Agreement. As a material inducement to the parties' agreement to enter into the Transaction Documents and notwithstanding (a) Section 6.11 of the Purchase Agreement, (b) Section 5.11 of the Investors' Rights Agreement and (c) Section 3(f) of the Co-Sale Agreement, Metabasis and each of the Investors agree as follows:

1.
Metabasis represents and warrants to each Investor that (A) the Securities that are being issued to the Investors under the Purchase Agreement and upon exercise of the Warrants and (B) the Common Stock issuable upon conversion of the Stock (including Stock issuable upon exercise of the Warrants) will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable state and federal securities laws and restrictions on transfer created by or imposed upon the holders of such Securities and Common Stock.

2.
Metabasis represents and warrants to each Investor that (A) Metabasis is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Metabasis or that would conflict with Metabasis' business, (B) neither the execution nor delivery of any Transaction Documents, nor the carrying on of Metabasis' business by the employees of Metabasis, nor the conduct of Metabasis' business as proposed, will, to Metabasis' knowledge, conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any such employee is now obligated, (C) Metabasis does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Metabasis and (D) attached hereto as Exhibit A is a list of all registered patents and trademarks of Metabasis.

3.
Metabasis represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached as Exhibit C to the Purchase Agreement (the "Schedule of Exceptions"), the employment of each officer and employee of Metabasis is terminable at the will of Metabasis.

4.
Metabasis represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions, (A) Metabasis is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with (i) expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees, (ii) payment of salary for services rendered or (iii) standard employee benefits made generally available to all employees, (B) to Metabasis' knowledge, none of Metabasis' employees or directors, or any members of their immediate families, are, directly or indirectly, indebted to Metabasis (other than in connection with purchases of Metabasis' stock) or have any direct or indirect ownership interest in any firm or corporation with which Metabasis is affiliated or with which Metabasis has a business relationship, or any firm or corporation which competes with Metabasis except that officers, directors and/or stockholders of Metabasis may own stock in (but not exceeding 2% of the outstanding capital stock of) any publicly traded company with which Metabasis is affiliated or with which Metabasis has a business relationship or that may compete with Metabasis, (C) to Metabasis' knowledge, none of Metabasis' officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Metabasis other than such contracts as relate to such persons' ownership of capital stock of Metabasis and (D) Metabasis is not a guarantor or indemnitor of any indebtedness of any other person.

5.
Metabasis represents and warrants to each Investor that (A) Metabasis has filed all tax returns and reports as required by law, (B) all such returns and reports are true and correct in all material respects and (C) Metabasis has paid or will pay all taxes and other assessments due on or before the Closing prior to the time they become delinquent.

6.
Metabasis agrees to pay, contingent upon the occurrence of the Closing, the reasonable fees and expenses of Latham & Watkins, counsel for Sprout Group, incurred with respect to the Transaction Documents and the transactions contemplated thereby, provided such fees and expenses do not exceed $15,000.

7.
Metabasis agrees that, notwithstanding any provision of Section 2.2 of the Investors' Rights Agreement, Metabasis shall not have the right to include securities for its own account in any underwriting pursuant to the "Request for Registration" provisions contained in Section 2.2 of the Investors' Rights Agreement if, and to the extent that, (a) the underwriter selected for such underwriting advises that marketing factors require a reduction of the number of securities to be underwritten and (b) the inclusion of such securities by Metabasis results in a reduction of the number of Registrable Securities to be included in such underwriting by the Preferred Holders (each as defined in the Investors' Rights Agreement).

8.
Metabasis agrees that Sprout Group shall have the right to designate a representative to attend meetings of Metabasis' Board of Directors in a non-voting capacity and to receive prior written notice of, and copies of all materials distributed at, all such meetings (regardless of whether such representative attends such meetings); provided, however, that Metabasis shall not be obligated under this Paragraph 8 to provide information, or include such representative in discussions relating to information, which Metabasis determines in good faith (A) to involve an ongoing commercial relationship, or a proposed transaction, between Metabasis and a third party or (B) to be a trade secret or to be subject to the attorney-client privilege.

9.
In the event of a conflict between the provisions of this letter and the provisions of any Transaction Document, the provisions of this letter shall be controlling. The "Miscellaneous" provisions of Article 6 of the Purchase Agreement (other than Sections 6.6, 6.8, 6.11, 6.12, 6.14 and 6.16) are incorporated herein by reference.

10.
Any term of this letter may be amended or waived only with the written consent of Metabasis and the Investors. This letter shall terminate at such time as the Investors and their affiliates no longer hold any shares of Series D Preferred Stock or Warrants.

Sincerely,
METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND
Name: Paul K. Laikind
Title: Chief Executive Officer

Acknowledgement:

DLJ CAPITAL CORP.
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, as nominee for:
    DLJ First ESC, L.P.
    EMA 2001 Plan, L.P.
    CSFB 2001 Investors, L.P.
    Credit Suisse First Boston Private Equity, Inc.
    Docklands 2001 Plan, L.P.
Paradeplatz 2001 Plan, L.P.
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Attorney-in-fact
SPROUT ENTREPRENEURS FUND, L.P.
By:	DLJ Capital Corp.
Its:	General Partner
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director
SPROUT CAPITAL IX, L.P.
By:	DLJ Capital Corp.
Its:	Managing General Partner
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director

[SIGNATURE PAGE TO SIDE LETTER]

EXHIBIT A

QuickLinks

  Exhibit 4.9
EXHIBIT A